Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 WWW.ORRICK.COM

March 9, 2012

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Re:	$50,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018

Ladies and Gentlemen:

We have acted as counsel to Central Garden & Pet Company, a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) on March 9, 2012 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to (i) the issuance by the Company of up to $50,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (the “Exchange Notes”) and (ii) the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture, dated as of March 8, 2010 (the “Base Indenture”), among the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 8, 2010 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of February 13, 2012 (the “Second Supplemental Indenture”), each among the Company, the Guarantors and the Trustee (together, with the Base Indenture, the “Indenture”). The Company has filed the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture with the Commission as exhibits to Current Reports on Form 8-K and has filed the form of the Exchange Notes, the form of the Guarantees and this opinion letter with the Commission as exhibits to the Registration Statement. The Exchange Notes will be offered in exchange for up to $50,000,000 aggregate principal amount of the Company’s outstanding 8.25% Senior Subordinated Notes due 2018 issued on February 13, 2012.

We have examined the Registration Statement and the Indenture, including the form of the Exchange Notes and the Guarantees. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Central Garden & Pet Company

March 9, 2012

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, upon the exchange of the Exchange Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Guarantees have been duly issued, upon the exchange of the Exchange Notes, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

In rendering numbered opinion 2 set forth above, we have relied on (1) the opinion of Cline Williams Wright Johnson & Oldfather, L.L.P., with respect to matters governed by the laws of the State of Nebraska, (2) the opinion of Fennemore Craig, P.C., with respect to matters governed by the laws of the State of Arizona, (3) the opinion of Godfrey & Kahn, S.C., with respect to matters governed by the laws of the State of Wisconsin, (4) the opinion of Reed & Mawhinney, P.L., with respect to matters governed by the laws of the State of Florida and the State of Illinois, (5) the opinion of Ulmer & Berne LLP, with respect to matters governed by the laws of the State of Ohio, and (6) the opinion of Womble Carlyle Sandridge & Rice, PLLC, with respect to matters governed by the laws of the State of Georgia. In addition, numbered opinion 2 set forth above is subject to the same qualifications, assumptions and limitations as are contained in the opinions of counsel listed in (1) through (6) above in this paragraph.

Central Garden & Pet Company

March 9, 2012

We do not express any opinion herein concerning any law other than the laws of the State of California, the State of New York, the State of Washington, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. By giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP